Exhibit 10.7

Cargo Transportation Agreement

Party A (the shipper): Ningbo Haoxin International Logistics Co., Ltd.

Party B (the carrier): [*]

According to the mutual negotiation between Party A and Party B. On the basis of the “Contract Law”, the following treaties are designated for Party A’s delivery of goods to all parts of the country to Party B for carriage:

1. The goods sent to all parts of the country are voluntarily handed over to Party B for transportation;

2. When Party A delivers the goods to Party B for transportation, it shall provide all legal procedures required for the transportation of the goods. And standardized and safe packaging of goods, and international prohibited items (including all kinds of flammable and explosive items) shall not be entrained in the goods. Otherwise, all losses arising therefrom shall be borne by Party A;

3. When Party A delivers the goods to Party B for transportation, it shall purchase insurance by itself according to the actual value of the goods, and Party B shall be responsible for compensation for lost goods;

4. If the package is damaged or the goods are lost during transportation, a valid written certificate must be signed by the consignee and the delivery driver (or the person who handles the goods at the terminal), and the consignee shall detain the delivery vehicle if necessary. Or deduct the freight receivable on arrival, etc. If there is no signed certificate, Party B may refuse to compensate;

5. If the goods arrive at the place designated by Party A in a timely manner and the freight and other charges are not collected, Party B shall detain the goods according to the situation and deal with it on its own after the one-month deadline;

6. The goods are valid within 15 days from the date of shipment, and the date of inquiries and claims are within 15 days, and Party B shall not bear any responsibility;

7. Settlement method: Party A shall settle the payment by bank transfer within 90 days after receiving the invoice.

8. The shipping price and arrival time of the goods can be negotiated by Party A and Party B according to the actual situation. The specific quantity, amount, delivery matters, etc. are subject to the face information of the VAT invoice issued after each delivery, and this is used as the inquiry, Practical basis for claims, settlement, etc.

9. This contract is made in duplicate, and each party holds one copy;

10. If there is a contract dispute, it shall be dealt with in accordance with the Contract Law on the basis of negotiation and settlement;

11. This contract will take effect on the day it is signed. The validity period is from [*] to [*]. After the expiration of the contract, if both parties have no objection, it can be automatically extended for one year.